Exhibit 99.11

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

December 19, 2008

This Charter governs the operations of the Nominating and Corporate Governance Committee of the Board of Directors of Headwaters Incorporated (the “Corporation”).

Composition

The Nominating and Corporate Governance Committee shall be comprised of such number of directors as determined by the Board of Directors.

The members of the Nominating and Corporate Governance Committee shall be elected by the Board of Directors annually and shall serve until their successors are duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Nominating and Corporate Governance Committee (hereafter referred to as “the Committee”) may designate a Chair.

Each member of the Committee shall meet the objective test of “independence” which has been established by the Board of Directors or, in the absence of such test, the Board of Directors shall make an individual determination that such director is independent within the meaning of any applicable laws, including the rules and regulations promulgated thereunder, or any listing standard or rule established by the New York Stock Exchange (NYSE) and applicable to the Committee, provided that the exemptions from the independence requirements set forth in such rules and regulations shall also be applicable to members of the Committee. Each member of the Committee shall also meet any additional independence or experience requirements as may be established from time to time by the NYSE or the SEC and applicable to the Committee.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in overseeing corporate governance, and shall identify individuals qualified to become Board members, consistent with criteria set by the Board of Directors. The Committee shall make recommendations to the Board of Directors regarding a slate of individuals for the Board of Directors to nominate (or direct to be nominated) for election to the Board of Directors at the annual shareholders meeting. The Committee shall also oversee the evaluation of the Board of Directors and management.

Annual Performance Evaluation

The Committee shall perform an annual self-evaluation of its performance.

Responsibilities and Processes

The following shall be the principal recurring responsibilities and principal recurring processes of the Committee. The responsibilities and processes are set forth as a guide with the understanding that the Committee may alter or supplement them as appropriate.

Annually, the Committee shall evaluate and select the director nominees of the Corporation to be considered for election at the annual meeting of stockholders. The Committee shall also select nominees to the Board of Directors with respect to filling vacancies on the Board of Directors. The criteria used by the Committee to evaluate and to select director nominees shall include, but shall not be limited to, relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations of the NYSE. The Committee shall have the sole authority and shall be granted the resources to retain independent advisers, such as search firms, in order to assist the Committee in identifying and selecting nominees. Such authority shall include the sole authority to approve such advisor’s fees and other retention terms. Notwithstanding anything to the contrary contained herein, if the Corporation is required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of any such directors are not subject to the powers or oversight of this Committee, except to the extent that any such director shall be subject to the Corporate Governance Guidelines and the Code of Conduct of the Corporation and general oversight of this Committee.

The Committee shall review and make recommendations to the Board of Directors with respect to candidates for director proposed by stockholders of the Corporation.

The Committee shall formulate and recommend to the Board of Directors a list of “Corporate Governance Guidelines”, which shall address, at a minimum, director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and annual performance evaluation of the Board of Directors. The Committee shall from time to time or as necessary recommend to the Board of Directors any revisions to the Corporate Governance Guidelines that the Committee deems appropriate or to ensure compliance with applicable securities law and regulations and stock market rules.

The Committee shall formulate and recommend to the Board of Directors a code of ethics and business conduct for directors, officers and employees of the Corporation, which shall address, at a minimum, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, rules and regulations (including insider trading laws), and encouraging the reporting of any illegal or unethical behavior (a “Code of Conduct”). The Committee shall from time to time or as necessary recommend to the Board of Directors any revisions to the Code of Conduct that the Committee deems appropriate or to ensure compliance with applicable securities laws and regulations and stock market rules.

The Committee shall review on an annual basis the functioning and effectiveness of the Board of Directors, its committees and its individual members, and to the extent the Committee deems appropriate, recommend changes or additions to the composition of the committees of the Board of Directors.

The Committee shall consider and make recommendations on matters related to the practices, policies and procedures of the Board of Directors.

The Committee shall perform such other activities and functions related to the selection and nomination of directors and corporate governance as may be assigned from time to time by the Board of Directors.

In performing any of its duties and responsibilities, the Committee may consult with the Corporation’s internal or outside legal counsel and shall have the sole authority and shall be granted the resources to retain independent legal counsel, which shall include the sole authority to approve any such counsel’s fees and other retention terms.

The Committee may delegate its duties and responsibilities to a subcommittee consisting of one or more members of the Nominating and Corporate Governance Committee, or to senior officers of the Corporation. Any delegation may be made only to the extent permitted by the NYSE rules, Securities and Exchange Commission rules and applicable law.

Reports

The Committee may, as it desires, prepare or cause the preparation of a report for inclusion in the Corporation’s annual proxy statement.

The Committee shall submit any recommendations for changes to the Nominating and Corporate Governance Committee Charter to the full Board of Directors for approval.

The Committee shall maintain minutes of its meetings and regularly report its activities to the Board of Directors.

Reliance on Information Provided

In adopting this Nominating and Corporate Governance Committee Charter, the Board of Directors acknowledges that the Nominating and Corporate Governance Committee members may not be legal experts and are not providing any expert or special assurance as to the Corporation’s legal compliance.

Each member of the Committee shall be entitled to rely on the integrity of those individuals and organizations within and outside the Corporation that provide information to the Committee and the accuracy and completeness of the corporate governance and other information provided to the Committee by such individuals or organizations absent actual knowledge to the contrary.

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